Exhibit 99.1
WESTERN GAS PARTNERS, LP CLOSES
$350 MILLION REVOLVING CREDIT FACILITY
     HOUSTON, Oct. 29, 2009 –Western Gas Partners, LP (NYSE: WES) today announced that it has entered into a $350 million, three-year unsecured revolving credit facility with a group of lenders.
     “This new facility provides us with greater financial flexibility to execute our strategy at an attractive cost of capital,” said Benjamin M. Fink, Senior Vice President and Chief Financial Officer. “We are very pleased with the breadth and quality of the financial institutions participating in the facility, and we appreciate their support.”
     The facility will be used to refinance certain existing debt, for capital expenditures, potential asset acquisitions, and other general corporate purposes. The Partnership has provided notice of its intent to borrow $100 million under the facility on October 30, 2009 to retire its three-year, $101.5 million, 7.00% note to Anadarko that served to finance part of the Partnership’s acquisition of gas processing assets from Anadarko earlier this year.
     Thirteen financial institutions participated in the facility. Wells Fargo Bank, N.A., acted as Administrative Agent for the new facility and Bank of America, N.A. and DNB NOR Bank ASA acted as Syndication Agents, with the Bank of Nova Scotia and BNP Paribas acting as Documentation Agents.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation (NYSE: APC) to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, treating, processing and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to satisfy the financial covenants and other borrowing requirements of Western Gas Partners’ new credit facility; the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Western Gas Partners’ Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.
#      #      #
Western Gas Partners, LP Contact:
Chris Campbell, CFA, chris.campbell@westerngas.com, 832.636.6012